Exhibit 14

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form 20-F of our report dated September 9, 2004, relating to the consolidated financial statements of Adherex Technologies Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Auditor” and “Statement by experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

November 5, 2004